Exhibit 5.1

June 30, 2005

Dollar Tree Stores, Inc.

500 Volvo Parkway

Chesapeake, Virginia 23320

RE:	Dollar Tree Stores, Inc. 2005 Employee Stock Purchase Plan
Form S-8 under the Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as counsel to Dollar Tree Stores, Inc. (the “Company”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”) of 1,000,000 shares of Common Stock of Dollar Tree Stores, Inc., a Virginia corporation (the “Shares”) issuable under the Dollar Tree Stores, Inc. 2005 Employee Stock Purchase Plan (the “Plan”) under a Registration Statement on Form S-8 (the “Registration Statement”) expected to be filed with the Securities and Exchange Commission on June 30, 2005.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that, when the Shares have been registered under the Act, when the Company has completed the actions being taken in order to permit issuance of the Shares in accordance with the securities laws of the various states where required, and when the Company receives consideration for the Shares in accordance with the provisions of the Plan and the Shares have been issued by the Company as provided under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

This opinion letter is limited to the laws of the Commonwealth of Virginia and the federal laws of the United States of America.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated under the Act.

Very truly yours,

/s/ Williams Mullen Hofheimer Nusbaum